Exhibit 99.1

Restoration Hardware, Inc. Reports Third Quarter Results

Comparable store sales increase 8.7%

Direct-to-Customer sales increase 78%

Corte Madera, Calif., November 18, 2004— Restoration Hardware, Inc. (Nasdaq RSTO) today announced its financial results for the third quarter ended October 30, 2004, including the following:

•      Net revenue increased 23% to $118.2 million for the third quarter of fiscal 2004 versus net revenue of $95.8 million for the same period last year.

•      Comparable store sales for the third quarter of fiscal 2004 increased 8.7%, on top of a 2.9% increase in the third quarter of fiscal 2003 and 14.9% in the third quarter of fiscal 2002.

•      Direct-to-Customer net revenue increased 78% in the third quarter, on top of a 46% increase in the same period a year ago.

•      Operating results reflected a loss from operations of $4.5 million for the third quarter of fiscal 2004 versus a loss from operations of $4.2 million for last year’s third quarter.

•      Net results for the third quarter of fiscal 2004 reflected a net loss of $3.1 million ($0.09 per share) as compared to a net loss of $2.9 million ($0.09 per share) in the third quarter of the prior year.

Gary Friedman, the Company’s President and CEO, stated, “Our efforts to reposition the Restoration Hardware brand continue to resonate with our customers as we generated another quarter of strong comparable store performance and Direct-to-Customer growth. Our comparable store sales increase in this year’s third quarter of 8.7%, on top of an increase of 2.9% in 2003 and a 14.9% increase in 2002 represents compounded comparable store sales growth of 29% since the launch of our new merchandising strategy in 2002. These results combined with the Direct-to-Customer sales increase of 78%, on top of a 46% increase last year, clearly demonstrates the Company’s ability to gain market share even during a difficult economic environment.”

Mr. Friedman continued, “Although pleased with our overall sales performance and product margin expansion in the third quarter, we experienced higher than anticipated advertising, distribution, and Sarbanes-Oxley Section 404 compliance costs, which resulted in flat earnings per share for the quarter compared to last year. While making progress in improving execution in our distribution centers, identifying optimum catalog circulation strategies and improving internal controls, these items negatively impacted earnings in the quarter by approximately five to six cents per share.

•      Advertising costs as a percent of net revenue were higher than expected in the quarter due to lower than anticipated Direct-to-Customer sales from prospecting and circulation expansion of our September catalog mailing.  We experienced a more significant fall off in sales demand from not repeating last year’s Fall

Furniture Sale.  We have adjusted our mailing plans for the remainder of the year beginning with our October Catalog, and advertising costs as a percentage of net revenue are back in line with historical levels.

•      During the quarter, the Company continued to make investments in its supply chain and distribution center operations. As previously communicated, the Company has hired a new Chief Operating Officer and has recently completed the search for its Senior Vice President of Supply Chain Operations. The Company has employed the services of outside consultants to manage its East and West coast distribution centers and related transportation network since the first quarter of 2004. While significant improvement has been made to ensure the Company executes well in the important fiscal fourth quarter, we believe there is opportunity to significantly reduce costs throughout the supply chain and improve service to our customers.”

Mr. Friedman added, “We are excited to have both of these executives on board. They fill the key open leadership roles that will enable us to both execute at a high level during the important fiscal fourth quarter and develop the long-term strategy to build a highly efficient supply chain infrastructure. In the short term, we believe there is opportunity to reduce expenses by improving labor productivity and eliminating outside consulting oversight of our distribution facilities.”

For the nine months ended October 30, 2004, net revenue was $338.0 million, a 24% increase versus the same period a year ago. Comparable store sales for the nine months increased 9.0%, on top of an 8.0% increase in the first nine months last year. Direct-to-Customer net revenue increased 91% to $78.9 million for the nine month period, on top of a 53% increase in the same period a year ago.

The Company’s net loss for the nine months ended October 30, 2004 was $9.1 million ($0.28 per share) and showed improvement over the nine month period a year ago when the net loss was $10.8 million ($0.36 per share).

The Company provides the following guidance for the fourth quarter of fiscal 2004:

•      Increase in comparable store sales in the range of 5% to 7%.

•      Direct-to-customer net revenue increase of 40% to 50%.

•      Diluted earnings per share of $0.26 to $0.30 versus $0.21 a year ago.

•      Inventory at year-end is projected to increase by approximately 20 to 22% over the prior year-end level to support projected sales growth in the first quarter of fiscal 2005.

Conference Call:

The Company’s third quarter fiscal 2004 earnings conference call is scheduled for Thursday, November 18, 2004 at 5:00 p.m. Eastern Time. The dial-in number is 800-362-0571.  A live webcast is available at http://phx.corporate-

ir.net/playerlink.zhtml?c=79100&s=wm&e=967179. If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=79100&s=wm&e=967179 beginning at 7:00 p.m. Eastern Time on Thursday, November 18, 2004.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (888-566-0193) until December 3, 2004.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of November 18, 2004 the Company operated 102 retail stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the third quarter ended October 30, 2004, statements concerning guidance for the fourth quarter of fiscal 2004, statements relating to the achievement of cost savings and improvements to operating efficiencies, including with regard to labor productivity and distribution operations, statements relating to the impact on the Company of its retention of new operating leadership, statements relating to the timing and effect of the issuance of the Company’s catalog, statements relating to the Company’s anticipated sales and merchandising performance and efforts, statements relating to anticipated long term strategy of the Company, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the

Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission,  including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended July 31, 2004 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Expenses,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results.”  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Executive Vice President & Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	10/30/04	% of Revenue	11/1/03	% of Revenue

Retail net revenue	$89,747	76.0%	$79,858	83.3%
Direct-to-customer net revenue	28,418	24.0%	15,956	16.7%
Total net revenue	118,165	100.0%	95,814	100.0%

Cost of revenue and occupancy	80,196	67.9%	67,027	70.0%
Gross profit	37,969	32.1%	28,787	30.0%

Selling, general and administrative expense	42,511	35.9%	33,031	34.5%
Loss from operations	(4,542)	(3.8)%	(4,244)	(4.5)%

Interest expense, net	(737)	(0.6)%	(519)	(0.5)%

Loss before income taxes	(5,279)	(4.4)%	(4,763)	(5.0)%

Income tax benefit	2,161	1.8%	1,905	2.0%

Net loss	$(3,118)	(2.6)%	$(2,858)	(3.0)%

Loss per common share, basic and diluted	$(0.09)		$(0.09)
Weighted average shares outstanding, basic and diluted	33,017		30,602

Comparable store sales growth	8.7%		2.9%
Stores open at end of period	102		103
Total selling square footage at end of period	673,910		675,585

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	39 weeks ended		39 weeks ended
	10/30/04	% of Revenue	11/1/03	% of Revenue

Retail net revenue	$259,094	76.7%	$232,215	84.9%
Direct-to-customer net revenue	78,871	23.3%	41,338	15.1%
Total net revenue	337,965	100.0%	273,553	100.0%

Cost of revenue and occupancy	240,269	71.1%	200,012	73.1%
Gross profit	97,696	28.9%	73,541	26.9%

Selling, general and administrative expense	111,199	32.9%	89,922	32.9%
Loss from operations	(13,503)	(4.0)%	(16,381)	(6.0)%

Interest expense, net	(1,673)	(0.5)%	(1,674)	(0.6)%

Loss before income taxes	(15,176)	(4.5)%	(18,055)	(6.6)%

Income tax benefit	6,070	1.8%	7,222	2.6%

Net loss	$(9,106)	(2.7)%	$(10,833)	(4.0)%

Loss per common share, basic and diluted	$(0.28)		$(0.36)
Weighted average shares outstanding, basic and diluted	32,904		30,246

Comparable store sales growth	9.0%		8.0%
Stores open at end of period	102		103
Total selling square footage at end of period	673,910		675,585

RESTORATION HARDWARE,  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	10/30/04	1/31/04	11/1/03

ASSETS
Current assets:
Cash and cash equivalents	$1,692	$2,003	$3,237
Accounts receivable	6,305	5,745	5,911
Merchandise inventories	157,457	102,926	122,810
Prepaid expense and other current assets	21,016	16,968	16,330
Total current assets	186,470	127,642	148,288

Property and equipment, net	82,701	83,518	84,170
Goodwill	4,560	4,560	4,560
Other long-term assets	23,141	16,560	24,351
Total assets	$296,872	$232,280	$261,369

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$65,949	$45,292	$46,909
Line of credit, net of debt issuance costs	64,206	10,286	45,891
Deferred revenue and customer deposits	7,446	7,231	7,864
Other current liabilities	12,247	11,438	9,744
Total current liabilities	149,848	74,247	110,408

Deferred lease incentives	30,513	33,999	35,677
Deferred rent	15,053	14,455	14,554
Other long-term liabilities	196	352	155
Total liabilities	195,610	123,053	160,794

Series A redeemable convertible preferred stock	8,331	8,541	8,541

Common stock and additional paid-in capital	158,915	158,177	157,666
Unearned compensation	(22)	(234)	(284)
Accumulated other comprehensive income	1,441	1,040	841
Accumulated deficit	(67,403)	(58,297)	(66,189)
Total stockholders’ equity	92,931	100,686	92,034

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$296,872	$232,280	$261,369

Common stock issued and outstanding at end of period	33,026	32,768	32,719